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                                                                   Exhibit  21


                       TransMontaigne Oil Company
                            List of Subsidiaries
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
Name of Subsidiary                 State of Organization         Trade Names
- ---------------------------------  ---------------------  --------------------------
Continental Ozark Holding, Inc.      Arkansas               None
Continental Ozark, Inc.              Arkansas               None
COZ Pipeline, Inc.                   Arkansas               None
COZ Terminaling, Inc.                Arkansas               Razorback Terminaling  Co.
K123 Corporation                     Colorado               None
NORCO Pipeline, Inc.                 Arkansas               None
Razorback Pipeline Company           Delaware               None
Republic Natural Gas Company         Kansas                 None
Sheffield Gas Processors, Inc.       Colorado               None
Sheffield Operating Company, Inc.    Nevada                 None

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